EXHIBIT 3.1

AMENDED AND RESTATED BYLAWS

OF

SALIX PHARMACEUTICALS, LTD.

(Approved and Adopted as of December 19, 2013)

I.           CORPORATE OFFICES

1.1           REGISTERED OFFICE.  The registered office of Salix Pharmaceuticals, Ltd. (the “Corporation”) in the State of Delaware shall be located in the City of Dover, County of Kent.

1.2           OTHER OFFICES.  The Corporation may also have offices at such other places, within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.

II.           MEETINGS OF STOCKHOLDERS

2.1           PLACE OF MEETINGS.  Except as otherwise required by law or by the Certificate of Incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors.  Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communications, subject to such guidelines and procedures as the Board of Directors may adopt from time to time.

2.2           ANNUAL MEETING.  The annual meeting of the stockholders of the Corporation, for the election of directors and the transaction of such other business as shall have been properly brought before the meeting, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

2.3           NOTICE OF BUSINESS TO BE BROUGHT BEFORE AN ANNUAL MEETING.

(a)           At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in Section 2.3(b) and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.3 as to such business.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the Corporation’s notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2.3.  Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and this Section 2.3 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)           Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined in this Section 2.3(b)) thereof in writing and in proper form to the Secretary of the Corporation (the “Secretary”) and (ii) provide any updates and supplements to such notice at the times and in the forms required by Section 2.3(e).  To be timely, a stockholder’s notice of business proposed to be brought before an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the ninetieth (90th) day prior to the date of such annual meeting or, if later, the tenth (10th) day following the day on which “public disclosure” (as defined in Section 2.7(c)) of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”).  In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend the time period) for the giving of Timely Notice as described above.

(c)           To be in proper form for purposes of this Section 2.3, a stockholder’s notice of business proposed to be brought before an annual meeting shall set forth:

(i)         As to each Proposing Person (as defined in Section 2.3(d)), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)         As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transaction or series of transactions provides, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (any of the foregoing, a “Synthetic Equity Interest”), which Synthetic Equity Interest shall be disclosed without regard to whether (1) the derivative, swap or other transaction or series of transactions conveys any voting rights in such shares to such Proposing Person, (2) the derivative, swap or other transaction or series of transactions is required to be, or is capable of being, settled through delivery of such shares or (3) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction or series of transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, entered into or engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to shares of any class or series of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of shares of any class or series of the Corporation (any of the foregoing, a “Short Interest”), (D) any performance-related fees (other than an asset-based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interest or Short Interest, (E) any significant equity interest or any Synthetic Equity Interest or Short Interest in any principal competitor of the Corporation held by such Proposing Person, (F) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (H) any material transaction occurring, in whole or in part, during the then immediately preceding twelve (12) month period between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, and (I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)         As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably detailed description of such business, the reason or reasons for conducting such business at the meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all contracts, agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

(d)           For purposes of this Section 2.3, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) any beneficial owner or beneficial owners, if different, on whose behalf such business is proposed to be brought before the meeting and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(e)           A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(f)           Notwithstanding anything in these Bylaws to the contrary, except as otherwise required by law, if the stockholder (or a Qualified Representative (as defined in this Section 2.3(f)) of the stockholder) giving notice of business proposed to be brought before an annual meeting of the stockholders does not appear at such annual meeting to present such proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of these Bylaws, to be considered a “Qualified Representative” of the stockholder, a person must be authorized by a writing executed by such stockholder, or an electronic transmission delivered by such stockholder, to act for such stockholder as proxy at the meeting of the stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of the stockholders.

2.4           SPECIAL MEETINGS.

(a)           Special meetings of the stockholders of the Corporation may only be called (i) at any time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors the Corporation would have if there were no vacancies and (ii) by the Secretary following his or her receipt of a written request in proper form for a special meeting (a “Special Meeting Request”) by one or more stockholders holding of record, in the aggregate, at least fifty percent (50%) of the voting power of all outstanding shares of common stock of the Corporation (the “Requisite Holders”).  To be in proper form, a Special Meeting Request must comply with this Section 2.4.  The Board of Directors shall determine whether a Special Meeting Request is in proper form and such determination shall be binding on the Corporation and the stockholders.

(b)           If a Special Meeting Request is in proper form, the Board of Directors shall determine the place, if any, date and time of the special meeting requested in such Special Meeting Request and the Secretary shall call such special meeting; provided, however, that the date of the special meeting requested in such Special Meeting Request shall not be more than one-hundred twenty (120) days after the date on which such Special Meeting Request was delivered to the Secretary; provided, further, that the Board of Directors may (in lieu of calling the special meeting requested in such Special Meeting Request) present an identical or substantially similar item of business (a “Similar Item”; the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), as determined in good faith by the Board of Directors, for stockholder approval at any other meeting of the stockholders that is held not less than one hundred twenty (120) days after the date on which such Special Meeting Request was delivered to the Secretary.  In fixing the place, if any, date and time for any special meeting, the Board of Directors may consider such factors as it deems relevant in its business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for a meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(c)           Notwithstanding anything in these Bylaws to the contrary, a Special Meeting Request shall not be valid and the special meeting requested in such Special Meeting Request shall not be called by the Secretary if (i) such Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) such Special Meeting Request is delivered to the Secretary during the period commencing ninety (90) days prior to the one-year anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) a Similar Item was presented at any meeting of stockholders held within one hundred twenty (120) days prior to the date on which such Special Meeting Request was delivered to the Secretary or (iv) a Similar Item is included in the Corporation’s notice of meeting as an item of Business to be presented at a stockholder’s meeting that has been called but not yet held.  The Board of Directors may adjourn or reschedule any previously scheduled special meeting of the stockholders.

(d)           To be in proper form for purposes of this Section 2.4, a Special Meeting Request shall:

(i)         Be in writing, signed by each Requesting Person (as defined in Section 2.4(e)) and delivered to the Secretary at the principal executive offices of the Corporation;

(ii)         As to each Requesting Person, set forth the Stockholder Information (as defined in Section 2.3(c)(i), except that, for purposes of this Section 2.4(d)(ii), the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(iii)         As to each Requesting Person, set forth any Disclosable Interests (as defined in Section 2.3(c)(ii), except that, for purposes of this Section 2.4(d)(iii), the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii); provided, however, that the disclosure in clause (I) of Section 2.3(c)(ii) shall be made with respect to each item of business, if any, that the Requisite Holders propose to bring before the special meeting);

(iv)         As to each item of business that the Requisite Holders propose to bring before the special meeting, set forth (A) a reasonably detailed description of such business, the reason or reasons for conducting such business at the meeting and any material interest in such business of each Requesting Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all contracts, agreements, arrangements and understandings (1) between or among any of the Requesting Persons or (2) between or among any Requesting Person and any other person or persons (including their names) in connection with the proposal of such item of business by such Requisite Holders; and

(v)         Include (A) an agreement by each Requisite Holder to immediately deliver written notice to the Secretary at the principal executive offices of the Corporation in the case of any disposition, on or prior to the record date for the special meeting requested in the Special Meeting Request, of any shares of common stock of the Corporation held of record by such Requisite Holder and (B) an acknowledgement that (1) any such disposition shall be deemed a revocation of the Special Meeting Request to the extent of such disposition and (2) if, following such deemed revocation, the Requisite Holders hold of record, in the aggregate, less than fifty percent (50%) of the voting power of all outstanding shares of common stock of the Corporation, there shall be no obligation to hold such special meeting.

(e)           For purposes of this Section 2.4, the term “Requesting Person” shall mean (i) each Requisite Holder, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the Special Meeting Request is being delivered to the Secretary and (iii) any affiliate or associate of such stockholder or beneficial owner.

(f)           At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or the Secretary, as the case may be.  Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at a special meeting.  Except in accordance with this Section 2.4, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.  Any Requisite Holder seeking to nominate a person for election to the Board of Directors must also comply with Section 2.5.

(g)           The Requisite Holders giving a Special Meeting Request shall further update and supplement such Special Meeting Request, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall be true and correct as of the record date for the special meeting requested to be called pursuant to such Special Meeting Request and as of the date that is ten (10) business days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the special meeting or, if practical, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof).

(h)           Notwithstanding anything in these Bylaws to the contrary, except as otherwise required by law, if none of the Requisite Holders giving a Special Meeting Request appears or sends a Qualified Representative to present the business proposed by the Requisite Holders to be brought before the special meeting requested in such Special Meeting Request, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(i)           The Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the Corporation at any time prior to the special meeting requested in such Special Meeting Request; provided, however, that the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

2.5           NOTICE OF DIRECTOR NOMINATIONS.

(a)           Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the Corporation’s notice of such special meeting given by or at the direction of the Board of Directors or the Secretary, as the case may be) may be made at such meeting only (i) by or at the direction of the Board of Directors or (ii) by any stockholder who (A) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in Section 2.5(b) and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such nomination.  The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person for election to the Board of Directors at an annual meeting or special meeting.

(b)           Without qualification, for a stockholder to make any nomination of a person for election to the Board of Directors at an annual meeting, the stockholder must (i) deliver Timely Notice (as defined in Section 2.3(b)) thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation and (ii) provide any updates and supplements to such notice at the times and in the forms required by Section 2.5(e).  Without qualification, if the election of directors is a matter specified in the Corporation’s notice of a special meeting given by or at the direction of the Board of Directors or the Secretary, as the case may be, then for a stockholder (other than a Requisite Holder) to make any nomination of a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, such stockholder must (i) deliver timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation and (ii) provide any updates and supplements to such notice at the times and in the forms required by Section 2.5(e).  To be timely, a stockholder’s (other than a Requisite Holder’s) notice for nomination(s) to be made at a special meeting must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to the date of such special meeting and not later than the ninetieth (90th) day prior to the date of such special meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such special meeting was first made by the Corporation.  Without qualification, if a Requisite Holder seeks to make any nomination of a person for election to the Board of Directors at a special meeting, such Requisite Holder must (i) concurrently with delivery of the Special Meeting Request, deliver notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation and (ii) provide any updates and supplements to such notice at the times and in the forms required by Section 2.5(e).  In no event shall any adjournment of an annual meeting or special meeting, or the announcement thereof, commence a new time period (or extend the time period) for the giving of a stockholder’s notice as described above.

(c)           To be in proper form for purposes of this Section 2.5, a stockholder’s notice for nominations to be made at an annual meeting or a special meeting shall:

(i)         As to each Nominating Person (as defined in Section 2.5(d)), set forth the Stockholder Information (as defined in Section 2.3(c)(i), except that, for purposes of this Section 2.5(c)(i), the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(ii)         As to each Nominating Person, set forth any Disclosable Interests (as defined in Section 2.3(c)(ii), except that, for purposes of this Section 2.5(c)(ii), the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii) and the disclosure in clause (I) of Section 2.3(c)(ii) shall be made with respect to the election of directors at the meeting);

(iii)         As to each person whom a Nominating Person proposes to nominate for election as a director, set forth (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5(c) if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee or any of his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (i) through (iii) are referred to as “Nominee Information”); and

(iv)         With respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement as required by Section 2.6.

The Corporation may require any proposed nominee to furnish such other information (i) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or (ii) that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of such proposed nominee;

(d)           For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any affiliate or associate of such stockholder or beneficial owner.

(e)           A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(f)           Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.5.

2.6           SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT.  To be eligible to be a nominee for election or reelection as a director of the Corporation, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a stockholder’s notice under Section 2.5(b)), to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been fully disclosed to the Corporation, (iii) would be in compliance, if elected as a director of the Corporation, and will comply, with Section 3.3, and (iv) in such proposed nominee’s individual capacity and on behalf of any person on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply, with the Corporation’s Corporate Governance Guidelines and Code of Business Conduct/Code of Ethics, including all applicable, publicly disclosed conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Corporation.

2.7           GENERAL.

(a)           Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of any annual or special meeting of the stockholders shall have the power and duty to determine whether any nomination to be made at, or any other business proposed to be brought before, the meeting has been made, proposed or brought, as the case may be, in compliance with these Bylaws and, if any such nomination or other proposed business is not in compliance with these Bylaws, to declare that such defective nomination or proposal of other business shall be disregarded.

(b)           Notwithstanding anything in these Bylaws to the contrary, a stockholder giving notice of a nomination to be made at, or any other business proposed to be brought before, an annual or special meeting of the stockholders shall also comply with all applicable requirements of the Exchange Act with respect to such nomination or business, as the case may be; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals of other business.  Nothing in these Bylaws shall be deemed to affect any rights (i) of any stockholder to request inclusion of proposals in the Corporation’s proxy statement in accordance with Rule 14a-8 under the Exchange Act or (ii) of any holder of any series of preferred stock of the Corporation if and to the extent provided under law, the Certificate of Incorporation or these Bylaws.  Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a person for election to the Board of Directors or any proposal of other business.

(c)           For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.8           NOTICE OF MEETINGS.  Except as otherwise required by law or by the Certificate of Incorporation, notice of each annual or special meeting of the stockholders, specifying the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting.  Notice of a special meeting of the stockholders shall also state the purpose or purposes for which the meeting is called.

2.9           MANNER OF GIVING NOTICE.  Notice of any annual or special meeting of the stockholders shall be given either personally, by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”) or by mail to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation.  If given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL.

2.10           QUORUM.  The holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for all purposes, except to the extent that a larger number is required by law.  Where a separate vote by one or more classes or series is required, the holders of a majority of the stock of such class or classes or series issued and outstanding and entitled to vote, present or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.  If a quorum is not present or represented at any meeting of the stockholders, the chairman of the meeting shall have power to adjourn the meeting to another place, if any, date and time.

2.11           WAIVER OF NOTICE.  Whenever any notice is required to be given to any stockholder under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by such stockholder, or a waiver by electronic transmission by such stockholder, whether before or after the date and time stated in such notice, shall be deemed equivalent to the giving of such notice.  The waiver shall be delivered to the Corporation and filed with the minutes of the meeting or with the corporate records, as applicable.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any waiver.  Attendance of a stockholder at a meeting of the stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

2.12           NOTICE OF ADJOURNED MEETING.  When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communication, if any, by which stockholders and proxyholders, may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders, may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity with these Bylaws.  At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.13           VOTING RIGHTS.  For the purpose of determining the stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares of stock stand on the stock records of the Corporation on the record date for the meeting of the stockholders, as provided in Section 2.15, shall be entitled to vote at such meeting.

2.14           STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A  MEETING.  No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with these Bylaws and no action shall be taken by the stockholders by written consent.

2.15           RECORD DATE FOR STOCKHOLDER NOTICE; VOTING.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which, unless otherwise required by law, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.16           PROXIES.  At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.16 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.17           LIST OF STOCKHOLDERS ENTITLED TO VOTE.  The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours and at such stockholder’s own expense, for a period of at least ten (10) days prior to the meeting, as provided by law.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  The Corporation may look to the list as the sole evidence of the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of the stockholders.

2.18           REQUIRED VOTE.  All elections of directors shall be by a plurality of the votes cast.  Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the Corporation’s shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

2.19           ORGANIZATION; CONDUCT OF MEETING.

(a)           At every meeting of the stockholders, the Chairman of the Board, or, in the absence of the Chairman of the Board, the President, or, in the absence of the President, the person whom the Board of Directors designates, or, in the absence of that person or the failure of the Board of Directors to designate a person, the person chosen by a majority of the Corporation’s shares present in person or represented by proxy at the meeting and entitled to vote, shall call to order such meeting and act as chairman of the meeting.  The Secretary, or, in the absence of  the Secretary, the person the chairman of the meeting appoints, shall act as secretary of the meeting.

(b)           The Corporation shall be entitled to make such rules or regulations for the conduct of meetings of the stockholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting; establishing rules and procedures for maintaining order at the meeting and the safety of those present; establishing limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit; establishing restrictions on entry to the meeting after the time fixed for the commencement thereof; establishing limitations on the time allotted to questions or comments by participants; and establishing regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot.  The chairman of a meeting of the stockholders shall have the power to adjourn the meeting to another place, if any, date and time.  Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

2.20           INSPECTORS.  The Corporation shall, in advance of any meeting of the stockholders, appoint one or more inspectors of election to act at the meeting and to make a written report thereof.  The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors of election to act at the meeting.  The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors.

III.           DIRECTORS

3.1           POWERS.  Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed, and all corporate powers shall be exercised by or under the direction of, the Board of Directors.

3.2           NUMBER OF DIRECTORS.  Subject to the special right of the holders of any series of preferred stock of the Corporation to elect directors under specified circumstances, the number of directors constituting the Board of Directors shall be not more than eleven (11) but not less than three (3), the exact number of directors to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors the Corporation would have if there were no vacancies.  Directors need not be stockholders.  No reduction in the total number of directors fixed from time to time by the Board of Directors shall have the effect of removing any director before that director’s term of office expires.

3.3           QUALIFICATION OF DIRECTORS.  Directors need not be residents of the State of Delaware, but cannot serve on the boards of directors of more than three (3) companies required to file periodic reports under Section 13 or 15 of the Exchange Act, other than the Corporation.

3.4           RESIGNATION.  Any director may resign effective on giving written notice or electronic transmission thereof to the Chairman of the Board, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for that resignation to become effective.  If the resignation of a director is effective at a future time, the Board of Directors may appoint a successor to fill the vacancy created when the resignation becomes effective.

3.5           NEWLY CREATED DIRECTORSHIPS AND VACANCIES.  Except as otherwise required by law and subject to the special right of the holders of any series of preferred stock of the Corporation with respect to such series of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and not by the stockholders.  Directors so chosen shall hold office for a term expiring at the next annual meeting of the stockholders and until the director’s successor shall have been duly elected and qualified.

3.6           PLACE OF MEETINGS; MEETINGS BY TELEPHONE.  The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.7           REGULAR MEETINGS.  A regular meeting of the Board of Directors shall be held, without notice other than this Bylaw, immediately after, and at the same place as, the annual meeting of the stockholders.  In addition, the Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without notice other than such resolution.

3.8           SPECIAL MEETINGS; NOTICE.  Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, the President or any two directors then in office.  Notice of the place, date and time of a special meeting shall be given to each director either (i) by mailing written notice not less than five (5) days before the meeting or (ii) by telephone, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, not less than twenty-four (24) hours before the meeting.  Such notice need not describe the purpose of, or the business to be transacted at, the meeting unless otherwise required by the Certificate of Incorporation or these Bylaws.

3.9           QUORUM; VOTING.  At all meetings of the Board of Directors, a majority of the total number of directors the Corporation would have if there were no vacancies shall constitute a quorum for all purposes.  The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by the law or these Bylaws.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by a majority of the required quorum for that meeting.

3.10           WAIVER OF NOTICE.  Whenever any notice is required to be given to any director under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by such director, or a waiver by electronic transmission by such director, whether before or after the date and time stated in such notice, shall be deemed equivalent to the giving of such notice.  The waiver shall be delivered to the Corporation and filed with the minutes of the meeting or with the corporate records, as applicable.  Attendance of a director at a meeting of the Board of Directors, or any committee thereof, shall constitute a waiver of notice of such meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors, or members of a committee thereof, need be specified in such waiver or electronic transmission.

3.11           ADJOURNED MEETING; NOTICE.  If a quorum is not present at any meeting of the Board of Directors, a majority of those present may from time to time, adjourn the meeting to another place, date and time until a quorum is present, whereupon the meeting may be held, as adjourned.  Notice of the place, date and time of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four (24) hours.  If the meeting is adjourned for more than twenty-four (24) hours, then notice of the place, date and time of the adjourned meeting shall be given before the adjourned meeting may be held, in the manner specified in these Bylaws, to the directors who were not present at the meeting at the time of the adjournment.

3.12           BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.  Unless otherwise required by the DGCL or restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors, or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing(s) or electronic transmission(s) are filed with the minutes of proceedings of the Board of Directors or of such committee.

3.13           FEES AND COMPENSATION OF DIRECTORS.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.  Members of standing or special committees of the Board of Directors may be allowed compensation for attending meetings of such committees.

3.14           APPROVAL OF LOANS TO OFFICERS.  The Corporation may lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or any of its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation.  The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation.  Nothing in this Section 3.14 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

3.15           CHAIRMAN OF THE BOARD OF DIRECTORS.  The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, who may be considered an officer of the Corporation.  The Chairman of the Board shall, if such a person is elected, preside at the meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Directors, or as may be prescribed by these Bylaws.

IV.           COMMITTEES

4.1           COMMITTEES OF DIRECTORS.  The Board of Directors may, by resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member(s) constitute(s) a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve, adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval, or (b) adopt, amend or repeal any Bylaw.

4.2           COMMITTEE MINUTES.  Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3           MEETINGS AND ACTION OF COMMITTEES.  Meetings and actions of committees of the Board of Directors shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws with such changes in the context of those Bylaws as are necessary to substitute such committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees of the Board of Directors may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the Committee.  The Board of Directors may adopt rules for the government of any committee of the Board of Directors not inconsistent with the provisions of these Bylaws.

V.           OFFICERS

5.1           OFFICERS.  The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, as the Board of Directors may from time to time elect.  The Corporation may also have, at the discretion of the Board of Directors, one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurer, and any such other officers (including Controllers and Assistant Controllers) as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.  Any number of offices may be held by the same person.

5.2           ELECTION OF OFFICERS.  The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5, shall be elected by the Board of Directors.

5.3           SUBORDINATE OFFICERS.  The Board of Directors may appoint, or empower the President to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4           REMOVAL AND RESIGNATION OF OFFICERS.  The officers of the Corporation may be removed, with or without cause, by the Board of Directors or by a superior officer upon whom such power is conferred by the Board of Directors; provided, however, that any such removal shall be without prejudice to the express and written contract rights, if any, of the person so removed.

Any officer may resign at any time by giving written notice or electronic transmission to the Board of Directors, the President or the Secretary.  Any such resignation shall take effect at the date of receipt of such notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of such resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5           VACANCIES IN OFFICES.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or otherwise in accordance with these Bylaws.

5.6           PRESIDENT.  Unless otherwise specified by resolution of the Board of Directors, the President shall be the Chief Executive Officer of the Corporation and, subject to the control of the Board of Directors, shall, in general, supervise and control all of the business and affairs of the Corporation.  The President shall, in the absence of the Chairman of the Board, preside at all meetings of the stockholders.  The President shall sign, with the Secretary, an Assistant Secretary, or any other proper officer of the Corporation authorized by the Board of Directors, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and, in general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

5.7           VICE PRESIDENTS. In the absence of the President or in the event of the President’s death, inability or refusal to act, the Vice Presidents in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.  Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates of shares of the Corporation; and shall have and perform such other duties as from time to time may be assigned to such Vice President by the President or Board of Directors.  The Board of Directors may designate one or more Vice Presidents to be responsible for certain functions, including, without limitation, Marketing, Finance, Manufacturing and Personnel.

5.8           SECRETARY.  The Secretary shall:  (a) keep the minutes of the meetings of stockholders, of the Board of Directors and of all committees of the Board of Directors in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law, (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized, (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder, (e) sign, with the President or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors, (f) maintain and have general charge of the stock transfer books of the Corporation, (g) prepare or cause to be prepared stockholder lists prior to each meeting of stockholders as required by law, (h) attest the signature or certify the incumbency or signature of any officer of the Corporation and (i) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board of Directors.

5.9           ASSISTANT SECRETARIES.  In the absence of the Secretary or in the event of the Secretary’s death, inability or refusal to act, the Assistant Secretaries in the order of their lengths of service as Assistant Secretaries, unless otherwise determined by the Board of Directors, shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary.  The Assistant Secretaries shall perform such other duties as may be assigned to them by the Secretary, by the President, or by the Board of Directors.  Any Assistant Secretary may sign, with the President or a Vice President, certificates for shares of the Corporation.

5.10           TREASURER.  Unless otherwise specified by resolution of the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation and, subject to the control of the Board of Directors, shall:  (a) have charge and custody of and be responsible for all funds and securities of the Corporation, (b) receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such depositories as shall be selected in accordance with the provisions of Section 8.2, (c) maintain appropriate accounting records as required by law and (d) in general, perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Controller by the President or by the Board of Directors, or by these Bylaws.

5.11           ASSISTANT TREASURER.  In the absence of the Treasurer or in the event of his death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the Treasurer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Treasurer.  The Assistant Treasurers shall perform such other duties as may be assigned to them by the Treasurer, by the President or by the Board of Directors.

5.12           CONTROLLER AND ASSISTANT CONTROLLER.  The Controller, if one has been appointed, shall have charge of the accounting affairs of the Corporation and shall have such other powers and perform such other duties as the Board of Directors shall designate.  Each Assistant Controller shall have such powers and perform such duties as may be assigned by the Board of Directors and the Assistant Controller shall exercise the powers of the Controller during that officer’s absence or inability to act.

5.13           BONDS.  The Board of Directors may by resolution require any and all officers, agents, and employees of the Corporation to give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors.

5.14           COMPENSATION OF OFFICERS.  The compensation of the officers of the Corporation shall be fixed by the Board of Directors or a committee authorized to do so by the Board of Directors.

5.15           AUTHORITY AND DUTIES OF OFFICERS.  In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors or a committee authorized to make such designations by the Board of Directors.

VI.           INDEMNITY

6.1           INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a)           Right to Indemnification.  The Corporation shall, to the maximum extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless any person who is or was a director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any investigation, claim, action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.  Any director or officer of the Corporation entitled to indemnification as provided in this Section 6.1(a) is hereinafter called an “Indemnitee”.  The rights conferred upon Indemnitees in this Article VI shall be contract rights.  The rights conferred upon Indemnitees in this Article VI shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or of any Covered Entity and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.  Any amendment, alteration or repeal of this Article VI shall not limit or eliminate any right conferred in this Article VI with respect to any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(b)           Rights Not Exclusive.  The rights conferred upon Indemnitees in this Article VI shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VI, whether arising from acts or omissions occurring before or after such adoption.

(c)           Advancement of Expenses.  In furtherance, but not in limitation, of the foregoing provisions, to the extent permitted by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Section 6.1, all reasonable expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, prior to the final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Section 6.1.

(d)           Procedure for Determination of Entitlement to Indemnification.  In furtherance, but not in limitation, of the foregoing provisions:

(i)         To obtain indemnification under this Section 6.1, an Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”).  The determination of the Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation.  The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

(ii)         The Indemnitee’s entitlement to indemnification under this Section 6.1 shall be determined in one of the following ways:  (A) by a majority vote of the Disinterested Directors (as defined in Section 6.1(g)(ii)), whether or not they constitute a quorum of the Board of Directors, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, (B) by a written opinion of Independent Counsel (as defined in Section 6.1(g)(iii)) if (x) a Change of Control shall have occurred and the Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs, (C) by the stockholders of the Corporation or (D) as provided in Section 6.1(e).

(iii)         In the event that the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.1(d), a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

(iv)         The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law or is beyond the scope of the right to indemnification conferred herein.

(e)           Presumptions and Effect of Certain Proceedings.  In furtherance, but not in limitation, of the foregoing provisions, except as otherwise expressly provided in this Section 6.1, if a Change of Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Section 6.1 (in connection with a Proceeding arising out of actions or omissions occurring prior to such Change of Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 6.1(d)(i), and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the person or persons empowered under Section 6.1(d) to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Corporation of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (ii) such indemnification is prohibited by law.  The termination of any Proceeding described in Section 6.1(a), or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such conduct was unlawful.

(f)           Remedies of Indemnitee.

(i)         In the event that a determination is made pursuant to Section 6.1(d) that the Indemnitee is not entitled to indemnification under this Section 6.1:  (A) the Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, (B) any such judicial proceeding or arbitration shall be de novo and the

Indemnitee shall not be prejudiced by reason of such adverse determination, and (C) in any such judicial proceeding or arbitration instituted following a Change of Control, the Corporation shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Section 6.1 with respect to acts or omissions occurring prior to such Change of Control.

(ii)         If a determination shall have been made or deemed to have been made, pursuant to Section 6.1(d) or Section 6.1(e), that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  In the event that  (x) advancement of expenses is not timely made pursuant to Section 6.1(c) or (y) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 6.1(d) or Section 6.1(e), the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification.  Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii)         The Corporation shall be precluded from asserting in any judicial proceedings or arbitration commenced pursuant to this Section 6.1(f) that the procedures and presumptions of this Section 6.1 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Section 6.1.

(iv)         In the event that the Indemnitee, pursuant to this Section 6.1(f), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Section 6.1, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part, but not all, of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

(g)           Definitions.  For purposes of this Section 6.1:

(i)         “Change of Control” means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of

Schedule 14A of Regulation 14A under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change of control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities without the prior approval of a majority of the members of the Board of Directors in office immediately prior thereto, (B) any merger or consolidation of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s common stock immediately prior to the merger or consolidation have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation or (D) individuals who would constitute a majority of the members of the Board of Directors elected at any meeting of the stockholders (without regard to any members of the Board of Directors elected pursuant to the terms of any series of preferred stock of the Corporation) shall be elected to the Board of Directors and the election or the nomination for election by the stockholders of such directors was not approved by a vote of at least two-thirds (2/3) of the directors in office immediately prior to such election.

(ii)         “Disinterested Director” means a director of the Corporation who is not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(iii)         “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent:  (A) the Corporation or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Section 6.1.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Section 6.1.

6.2           INVALIDITY; SEVERABILITY; INTERPRETATION.  If any provision or provisions of this Section 6.1 shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (a) the validity, legality and enforceability of the remaining provisions of this Section 6.1 (including, without limitation, all portions of any paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 6.1 (including, without limitation, all portions of any paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid; illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.  Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto, as the case may be.

6.3           INDEMNIFICATION OF EMPLOYEES AND AGENTS.  Notwithstanding any other provision or provisions of this Article VI, the Corporation, to the fullest extent of the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation, may indemnify any person other than a director or officer of the Corporation, who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such person is or was an employee or agent of the Corporation or of a Covered Entity against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.  The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding on such terms and conditions as the Corporation directs.

6.4           INSURANCE, CONTRACTS AND FUNDING.  The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as specified in Section 6.1(a), or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in Section 6.1, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article VI.

VII.           RECORDS AND REPORTS

7.1           MAINTENANCE OF RECORDS.  The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.

7.2           INSPECTION BY DIRECTORS.  Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his position as a director.  The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought.  The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom.  The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

VIII.           GENERAL MATTERS

8.1           CONSTRUCTION; DEFINITIONS.  Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

8.2           CHECKS AND DEPOSITS.  From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.3           EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.  Unless so authorized or ratified by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.  Such authority may be general or confined to specific instances.

8.4           STOCK CERTIFICATES.  The shares of the Corporation may be either certificated shares or uncertificated shares or a combination thereof.  A resolution approved by a majority of the directors on the Board of Directors may provide that some or all of any or all classes or series of the shares of the Corporation will be uncertificated shares.  Every holder of stock in the Corporation represented by certificates and, upon written request to the Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate signed, in the name of the Corporation (a) by the President or a Vice President and (b) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.  Notwithstanding any other provision in these Bylaws, the Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the United States Securities and Exchange Commission.  Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.

8.5           SIGNATURES.  Any or all of the signatures on a certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar.  In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

8.6           SPECIAL DESIGNATION ON CERTIFICATES.  If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate, or in the electronic record of such shares if the shares are uncertificated, that the Corporation shall issue to represent such class or series of stock.  In lieu of the foregoing requirements, and except as otherwise provided in Section 202 of the DGCL, there may be set forth on the face or back of the certificate, or in the electronic record of such shares if the shares are uncertificated, that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.7           LOST CERTIFICATES.  The Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in a resolution adopted pursuant to Section 8.4.  When authorizing such issue, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Corporation shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

8.8           DIVIDENDS.  The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or these Bylaws, may declare and pay dividends upon the shares of the Corporation in the manner and upon the terms and conditions provided by the DGCL.  Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The Directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.  Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

If the Board of Directors does not fix a record date for determining stockholders entitled to a distribution (i.e., dividend), other than one involving a purchase, redemption, or other acquisition of the Corporation’s shares, it is the date the Board of Directors authorizes the distribution.

8.9           FISCAL YEAR.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.10           SEAL.  The Corporation may adopt a corporate seal which may be altered as desired, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.11           TRANSFER OF STOCK.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws.  Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate (or, in the case of uncertificated shares, only by the person listed as the registered owner thereof) or by his or her attorney lawfully constituted in writing and upon:  (a) in the case of shares represented by certificate, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued and (b) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer (or, in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof), it shall be the duty of the Corporation to issue a new certificate or new uncertificated shares to the person entitled thereto, cancel the old certificate or uncertificated shares and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged.  The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (i) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant or (ii) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim.  The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty (30) days from the date of mailing the notification, either (A) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction or (B) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

8.12           STOCK TRANSFER AGREEMENTS AND RESTRICTIONS.  The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

8.13           FORUM FOR ADJUDICATION OF DISPUTES.

(a)           Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Certificate of Incorporation or these Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware.  Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.13.

(b)           If any action the subject matter of which is within the scope of Section 8.13(a) above is filed in a court other than the Court of Chancery of the State of Delaware, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware in connection with any action brought in any such courts to enforce Section 8.13(a) above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c)           If any provision or provisions of this Section 8.13 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 8.13 (including, without limitation, each portion of any sentence of this Section 8.13 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

IX.           AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal these Bylaws.

CERTIFICATE OF ADOPTION OF AMENDED AND RESTATED BYLAWS

OF

SALIX PHARMACEUTICALS, LTD.

The undersigned hereby certifies that he is the duly elected, qualified, and acting Executive Vice President and Chief Financial Officer of Salix Pharmaceuticals, Ltd. and that the foregoing Amended and Restated Bylaws were adopted as the Bylaws of the Corporation effective the 19th day of December 2013, by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal this 19th day of December 2013.

/s/ Adam C. Derbyshire
Name:	Adam C. Derbyshire
Title:	Executive Vice President and Chief Financial Officer